Exhibit 10.3

RIOT PLATFORMS, INC.

NOTICE OF GRANT OF EQUITY PERFORMANCE AWARD

You, the Participant identified in the Summary of Award below, are hereby notified that Riot Platforms, Inc. (the “Company”) has granted you an unvested award of performance-based restricted stock units (“PSUs”), each representing a contingent right to receive one (1) share of the Company’s common stock, no par value per share (“Common Stock”), subject to the terms of the attached Long-Term Incentive Program (“LTIP”) Award Agreement (the “Award Agreement”) and the Company’s 2019 Equity Incentive Plan, as amended (the “Plan”). This grant is contingent upon your acceptance of the Award Agreement. The number of RSUs and vesting terms are summarized below and detailed in the Award Agreement. In the event of a conflict between the terms of the Plan and this Award Agreement, the terms of the Plan shall govern. Capitalized terms not defined herein have the meanings given in the Plan.

Summary of Award

Participant:

Number of PSUs:

Award Term:

Grant Date:

Performance Award:

The award consists of a performance-based grant of PSUs (the “Performance Award”) intended to recognize your contributions to the Company’s success through the Performance Period and align your economic interests with the Company’s. The final number of PSUs, and the final number of shares of Common Stock to be issued to you upon vesting will be determined based on the Company’s achievement of the “Performance Objectives” outlined below.

Performance Award (Target Award):

Performance Period:

Index:	Russell 3000		(INDEX RUSSELL: RUA)

Market Prices:	$	(Index)	$	(Company)
(60-day average closing price as of December 31, 2025)

Vesting Criteria:

The Performance Award is eligible to vest based on the Committee’s certification of the Company’s achievement of the Performance Objectives at the end of the Performance Period, provided you remain continuously employed or in service through the Award Term.

Performance Objectives:

PSUs are eligible to vest based on the Company’s Total Shareholder Return (“Company TSR”) during the Performance Period, relative to the TSR of the Russell 3000 Index (the “Index TSR”). The percentage change in market price across the Performance Period, of an investment in each of the Company TSR and Index TSR is the relative total shareholder return (“Relative TSR”). The Performance Award is structured to reward outperformance and discourage underperformance, with vesting percentages weighted accordingly, as shown in the TSR Vesting Table.

TSR Vesting Table:

Performance Awards are eligible to vest at the end of the Award Term based on the Company’s Relative TSR as of the end of the Performance Period and the corresponding “Vesting Percentage” shown in the TSR Vesting Table:

Relative TSR Hurdle			Vesting Percentage (of the Target Award)
-50%	but less than	-40%	0%
at least -40%	but less than	-30%	20%
at least -30%	but less than	-20%	40%
at least -20%	but less than	-10%	60%
at least -10%	but less than	0%	80%
at least 0%	but less than	10%	100%	(Target Award)
at least 10%	but less than	20%	140%
at least 20%	but less than	25%	180%
at least 25%	and above		200%	(Maximum Award)

The Vesting Percentages in the TSR Vesting Table are fixed thresholds, and only those Vesting Percentages listed apply. There are no partial or intermediate percentages. Partial achievement does not result in partial vesting. For example, a five percent (5%) Relative TSR yields a Vesting Percentage of one hundred percent (100%).

If the Company’s absolute TSR for the Performance Period is negative, the Vesting Percentage that may be earned will be capped at 100% of the Target Award.

Restrictions and Vesting:

The Performance Award is granted to you as incentive compensation and is contingent upon your continuous service with the Company through the applicable vesting dates specified in this Notice of Grant. Until vested you have no right to receive the underlying shares of Common Stock, and the PSUs are subject to forfeiture under the Award Agreement and Plan. Except as set forth in the Award Agreement or as otherwise agreed by the Company in writing, any unvested PSUs will be forfeited upon your Separation from Service, with no partial vesting for incomplete service.

See the Award Agreement for additional terms governing the Award, including specific provisions regarding vesting, forfeiture, and transfer restrictions, among others.

RIOT PLATFORMS, INC.

LONG-TERM INCENTIVE PROGRAM PERFORMANCE AWARD AGREEMENT

This Long-Term Incentive Program Performance Award Agreement (this “Award Agreement”) is entered into, effective as of the “Grant Date” specified in the “Notice of Grant” attached hereto as Appendix A, which is incorporated herein by reference, by and between Riot Platforms, Inc., a Nevada corporation (the “Company”), and the individual identified in the Notice of Grant (the “Participant”), pursuant to the Company’s 2019 Equity Incentive Plan, as amended, (the “Plan”).

This Award Agreement identifies the terms of the equity award granted by the Company to the Participant (the “Performance Award”). The Performance Award is granted pursuant to the Plan and the Long-Term Incentive Program established by the Compensation and Human Resources Committee of the Company’s Board of Directors (the “Committee”) as of July 13, 2023, (the “LTIP”) under the Plan. The Performance Award is conditional compensation that requires the Participant’s continued employment or service through the applicable vesting dates, as described in Section 2. Capitalized terms not defined herein have the meanings assigned in the Plan.

Now, therefore, in consideration of the foregoing and other valid consideration, the receipt and sufficiency of which are acknowledged, the Company and the Participant agree as follows:

1.Grant of Performance-Based Restricted Stock Units. Subject to the terms of this Award Agreement and the Plan, including the restrictions set forth in Section 4,the Company hereby grants to the Participant, contingent on Participant’s continued service with the Company through the applicable vesting date, performance-based restricted stock units (the “PSUs”), in an amount as specified in the Notice of Grant, which are convertible upon vesting into shares of the Company’s common stock, no par value per share (“Common Stock”). The Performance Award may vest based on the Company’s achievement of certain Performance Objectives during the Performance Period and the Participant’s continuous service through the Award Term.

2.Vesting and Settlement. Except as otherwise provided in this Award Agreement, the Plan, or a written agreement expressly superseding them, the PSUs remain restricted and subject to forfeiture until vested. Partial service during the vesting period does not entitle the Participant to any proportionate vesting or preserve rights following a termination of service, unless expressly agreed by the Company in writing. Vesting remains subject to any compensation claw-back rules under applicable law and Company policy. The Performance Award consists of PSUs which are eligible to vest as of the end of the “Award Term”, based on the Company’s Relative TSR during the Performance Period, as outlined in the Notice of Grant. The number of PSUs to vest under the Performance Award shall be determined based on the “Relative TSR Hurdle” achieved by the Company as of the end of the Performance Period and such Relative TSR Hurdle’s corresponding Vesting Percentage, as set forth in the Notice of Grant. The Relative TSR of the Company is calculated as the difference between the Company TSR and the Russell 3000 Index TSR (the “Index TSR”) (i.e., the relative percentage change in market price) across the Performance Period, based on the sixty-(60)-day average closing prices of the Company’s Common Stock and of the Russell 3000 Index (INDEXRUSSELL: RUA) at the beginning and end of the Performance Period. The Nasdaq Capital Market (or such other market as the Company’s securities may then be commonly traded) and The Wall Street Journal (or, such other reputable service commonly reporting the index price of the Russell 3000 as the Committee may, in its sole discretion, select) shall be used to determine the sixty-(60)-day average closing prices for the Company’s Common Stock and the Index. As of the end of the Award Term, the Committee shall review and certify: (i) the Company TSR, the Index TSR, and the Relative TSR, each as of the end of the Performance Period; (ii) the applicable Relative TSR Hurdle; and (iii) the Vesting Percentage of the Target Award corresponding to such Relative TSR Hurdle. The PSUs will vest on the date of certification of the Company’s Performance Objectives by the Committee. Based on the Committee’s certification, the Participant shall earn the number of PSUs corresponding to the applicable Vesting Percentage, as set forth in the Notice of Grant, subject to the satisfaction of the withholding tax obligations due on the issuance of such PSUs. All determinations of whether Performance Objectives have been achieved, the number of PSUs earned by the Participant, and all other matters related to this Section 2 shall be made by the Committee in its sole discretion and shall be final and binding on the Participant, and on all other persons, to the maximum extent permitted by law. Vested PSUs will be issued to the Participant in accordance with the Participant’s issuance instructions, subject to the Participant’s satisfaction of applicable tax withholding obligations at the time of vesting. Vested PSUs shall be settled and converted into shares of Common Stock, on a one-for-one basis, subject to and shares withheld by the Company is satisfaction of any Withholding Tax obligations and in accordance with this Award Agreement, the Plan, and the Company’s customary practices, the Company will settle vested PSUs and issue shares of Common Stock to the Participant, according the delivery instructions provided by Participant (including via a third-party services account organizer by the Company for the benefit of Plan participants, such as E*TRADE). No PSUs shall be earned by the Participant or shall vest and become no longer subject to forfeiture, until such withholding tax obligations have been satisfied in full.

3.Forfeiture; Acceleration of Vesting.

a.Forfeiture of Unvested PSUs. Unless otherwise agreed in writing by the Company, all unvested PSUs are subject to forfeiture until vesting. Accordingly, any portion of the Performance Award that fails to vest based on the Company’s certification of performance shall be immediately and automatically forfeited and returned to the Company without payment or consideration to the Participant, at the time of such certification. The Participant shall forfeit and therefore have no further right, title or interest in such PSUs, or any compensation in lieu thereof, upon the earlier of:

(i)the end of the Award Term set forth in the Notice of Grant, to the extent that the PSUs did not vest based on the Relative TSR Hurdle;

(ii)the date the Participant’s employment, appointment or service with the Company ceases for any reason (the “Termination Date”);

(iii)the Participant’s breach, as determined by the Company, of any non-disclosure, non-competition, or non-solicitation restrictive covenant obligation owed to the Company; or

(iv)the determination by the Plan Administrator that the Participant’s conduct warrants forfeiture under the Plan.

Upon a forfeiture event, the Company shall automatically reclaim the forfeited PSUs under Section 5.a, without further action or consent from the Participant (or the Participant’s beneficiary or personal representative, as applicable); provided, however, the Participant (or the Participant’s beneficiary or personal representative, as applicable) must provide any additional documents the Company requests to confirm the transfer of such forfeited PSUs to the Company. Additionally, to the extent permitted or required by law, Company policy, or the requirements of an exchange on which the Company’s securities may be listed for trading, the Company may enforce forfeiture or recoup compensation granted under this Performance Award.

4.Restrictions. Until vesting, the PSUs are subject to the following restrictions:

a.Restrictions on Transfer; Permitted Transferees. Consistent with Section 5.7 of the Plan, the Performance Award and all unvested PSUs granted hereunder (and any related interests or rights) may not be sold, pledged, assigned, hypothecated, transferred, gifted or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily, in any manner other than by will or by the laws of descent or distribution unless otherwise approved in writing by the Committee. At its sole discretion, the Committee may permit transfers (without consideration) to (i) the Participant’s spouse, children, or grandchildren; (ii) one or more trusts for the benefit of the Participant’s spouse, children, or grandchildren; or (iii) a partnership, limited liability company, or other passthrough entity of which the Participant and the

Participant’s spouse, children, or grandchildren are the only beneficial owners and controlling persons (collectively, the “Permitted Transferees”). No transfer of the PSUs shall be binding on the Company unless approved in writing by the Committee. The Committee shall have been furnished with (i) written notice along with such evidence as the Committee may deem necessary to establish the validity of the transfer, and (ii) an agreement by the transferee of such transferred PSUs to comply with all the terms and conditions of the Performance Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Performance Award and PSUs.

b.Restrictive Legend. Any certificate evidencing the Participant’s ownership of the PSUs shall be issued to the Participant (or a permitted transferee) and shall bear the following restrictive legend:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE RESTRICTED STOCK UNITS REPRESENTED HEREBY, AND/OR TE INTEREST IN THE SHARES OF THE COMMON STOCK, NO PAR VALUS PER SHARE, OF THE ISSUER, RIOT PLATOFORMS, INC., A NEVADA CORPORATION, REPRESENTED BY SUCH RESTRICTED STOCK UNITS ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE 2019 EQUITY INCENTIVE PLAN, AS AMENDED, AND THE EQUITY AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND THE ISSUER GOVERNING THE AWARD OF SUCH PSUs, COPIES OF WHICH ARE ON FILE IN THE OFFICES OF THE ISSUER.

c. Issuance and Escrow of PSUs. The PSUs granted to the Participant hereunder shall be recorded by the Company with its transfer agent as a contingent grant of the shares of Common Stock underlying the Award, but no shares (whether in physical or certificated form) shall be issued to the Participant until settlement of vested PSUs in accordance with the terms hereof. Upon Participant’s request, and at the Company’s sole discretion, unvested PSUs may be issued in certificated form bearing the restrictive legend described in Section 4.b and any other legend required by law. The Participant hereby acknowledges and agrees that the Company shall hold any certificate issued for such restricted PSUs in escrow by the Company until all applicable restrictions are satisfied. If PSUs are issued in certificated form, the Participant is solely responsible for all administrative costs and risk of loss.

The issuance of the shares of Common Stock in settlement of vested PSUs and the removal of any restrictions are subject to all applicable laws. No PSUs may be issued hereunder if the issuance would constitute a violation of any applicable securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Company’s securities may then be listed. The inability of the Company to obtain the authority from any regulatory body having jurisdiction, deemed by the Company’s legal counsel to be necessary to effect the lawful issuance of the PSUs shall relieve the Company of any liability in respect of the PSUs, including with respect to the failure to issue such PSUs. The Company may require the Participant to meet any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as a condition to the issuance of PSUs.

5.Shareholder Matters.

a.Stock Power; Power of Attorney. Upon execution and delivery of this Award Agreement, the Participant shall deliver to the Company an executed stock power in the form attached hereto as Appendix C, in blank, with respect to the shares of Common Stock underlying such unvested PSUs covered by the Performance Award. By accepting the Performance Award, the Participant appoints the Company and each of its authorized representatives as the Participant’s attorney(s) in fact to transfer any unvested or forfeited PSUs, as well as the shares of Common Stock underlying such PSUs to the Company as may be required pursuant to the Plan or this Award Agreement, including the transfer and sale of any PSUs sold in connection with any net settlement for taxes permitted under the Plan, and to execute any related documentation as the Company or such representatives deem necessary or advisable in connection with any such transfer.

b.Rights as a Shareholder. No shares of Common Stock shall be issued to Participant prior to the settlement of vested PSUs, and, except as set forth in this Section 5.b, Participant shall have no rights as a shareholder of Common Stock with respect to any unvested PSUs; provided, however, that Participant shall have the same rights with respect to the issuance of additional shares of Common Stock (granted as unvested PSUs on a one-for-one basis with such additional shares of Common Stock) incident to any stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company, which additional unvested PSUs shall be subject to the same restrictions and risk of forfeiture as the unvested PSUs originally granted hereby; and, provided further, that any dividends or other payments declared with respect to shares of Common Stock during the Award Term shall be credited to unvested PSUs on the basis of the number of shares of Common Stock represented by such unvested PSUs, and held for Participant’s account until vesting. Any dividend amounts credited to unvested PSUs shall be subject to forfeiture until the PSUs to which they relate vest, and upon forfeiture of such PSUs, Participant shall have no right to receive any such credited dividends or other amounts with respect to such forfeited PSUs.

c.Attendance at Meetings; Voting. Until the PSUs vest and are settled in shares of Common Stock in accordance with the terms of this Award Agreement and the Plan, the Participant shall have no right with respect to the shares of Common Stock underlying such PSUs to attend or participate in any meetings of the stockholders of the Company.

6.Tax Matters.

a.No Tax Advice; No Duty to Minimize Taxes. The Company has no duty or obligation to minimize the tax consequences to the Participant and shall not be liable to the Participant for any adverse tax consequences to Participant arising in connection with this Performance Award, including with respect to any election pursuant to Section 83(b) of the Internal Revenue Code (the “Code”), as discussed in Section 6.b (the “Section 83(b) Election”). The Participant is hereby advised to consult with the Participant’s own personal tax, financial and/or legal advisors regarding the tax consequences of this Performance Award and by signing this Award Agreement, the Participant has agreed that he or she has done so or knowingly and voluntarily declined to do so.

b.Tax Withholding Obligations. Upon settlement of vested PSUs, the Participant must satisfy all applicable income tax and withholding obligations (the “Withholding Taxes”). Provided the Company is required to collect and remit Withholding Taxes from the grant of PSUs and/or the issuance of shares of Common Stock in settlement upon vesting, the Company may, at its sole discretion, permit the Participant to satisfy these obligations by surrendering vested shares of Common Stock underlying the vested PSUs equal in value to the required Withholding Taxes, based on the closing market price on the date such vested PSUs are settled (“Net Settlement”). Net Settlement is not available to satisfy tax obligations arising from a Participant’s Section 83(b) Election (see Section 6.c). No shares of Common Stock underlying the vested PSUs will be delivered to the Participant until Withholding Taxes are fully satisfied. In the event the Company’s obligation to withhold arises prior to the delivery to the Participant of shares of Common stock underlying the vested PSUs or it is determined after the delivery of such shares to the Participant that the amount of the Withholding Taxes was greater than the amount withheld by the Company, the Participant agrees to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount. Net Settlement of vested PSUs shall only be available to satisfy Withholding Taxes, and only if the Company has an affirmative obligation to collect such Withholding Taxes and remit such amounts to the Participant’s applicable taxing authority. No cash payment to the Participant in respect of Net Settlement of any vested PSUs shall be permitted.

c.Section 83(b) Election. Subject to the Participant’s satisfaction of any tax withholding obligation due and the availability of such election to Participant, the Participant may elect, within Thirty (30) days after the Grant Date, to file the Section 83(b) Election with the Internal Revenue Service, regardless of their vesting status. Instructions on how to file the Section 83(b) Election with respect to the Performance Award and a sample Section 83(b) Election form is provided as Appendix B. Accordingly, with respect to the Section 83(b) Election, the Participant hereby acknowledges and agrees that:

(i)the Company makes no recommendation with respect to the decision to make the Section 83(b) Election;

(ii)the decision to make the Section 83(b) Election is solely the Participant’s responsibility;

(iii)notwithstanding the Section 83(b) Election, the PSUs shall remain subject to forfeiture and the restrictions described herein and in the Plan until they become vested, and, in the event the PSUs are forfeited following the Section 83(b) Election, the Company shall not be liable for any losses or other liability incurred by the Participant in connection with such forfeiture, and the Participant shall not be entitled to receive any compensation for such forfeited PSUs;

(iv)the Participant is liable for, and hereby agrees to timely pay, all applicable tax obligations due in connection with the Section 83(b) Election; and

(v)the satisfaction of the Withholding Taxes and any other tax obligations with respect to the Section 83(b) Election may not be satisfied Net Settlement, and, may only be satisfied by the payment, in cash, of the amount of the Withholding Tax and other tax obligations due thereon.

d.Section 409A. The Performance Award, the Plan, and this Award Agreement are intended to be exempt from Section 409A of the Code and the interpretive guidance thereunder (“Section 409A”), and shall be administered and interpreted accordingly. If any provision of this Award Agreement fails to comply with applicable requirements of Section 409A, the Company may, in its sole discretion and without requiring the Participant’s consent, make such modifications to this Award Agreement and/or related payments to the extent it determines necessary or advisable to comply with the requirements of Section 409A. Nothing in this Award Agreement shall be construed as a guarantee of any particular tax effect for the Performance Award, and the Company does not guarantee that any compensation or benefits provided under this Award Agreement will satisfy Section 409A.

7.Representations and Warranties. By accepting the Performance Award, the Participant hereby represents, warrants, acknowledges and agrees as follows:

a.The Participant has received a copy of the Plan, has reviewed the Plan and this Award Agreement in their entirety, and has had an opportunity to obtain the advice of independent counsel prior to accepting the Performance Award;

b.The Participant has had the opportunity to consult with a tax advisor concerning the tax consequences of accepting the Performance Award, and understands that the Company makes no representation regarding the tax treatment as to any aspect of the Performance Award, including the grant, vesting, settlement, or conversion of the Performance Award;

c.The Participant’s participation in the Plan and acceptance of the Performance Award is voluntary and without expectation of employment or service, or continued employment or service, with the Company, and the Participant understands that neither the grant of this discretionary Performance Award nor the Participant’s participation in the Plan confers any right to continue in the service of the Company or to receive any other award or amount of compensation, whether under the Plan or otherwise, and no payment of any award under the Plan will be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance, or other benefit plan of the Company except as otherwise specifically provided in such other plan;

d.The Participant consents to the collection, use, and transfer, in electronic or other form, of the Participant’s personal data by the Company, the Committee, and any third party retained to administer the Plan for the exclusive purpose of administering the Performance Award and Participant’s participation in the Plan; provided, that the Participant agrees to promptly notify the Committee of any changes in the Participant’s name, address, or contact information during the entire period of Plan participation; and

e.Notices and other documents related to the Performance Award or the Plan may be delivered by electronic means, and the Participant hereby consents to receive such documents by electronic delivery and to participate in the Plan through an online or electronic system authorized by the Committee.

8.General Provisions.

a.Conformity with Plan. This Award Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan; provided, however, inconsistencies between this Award Agreement and the Plan shall be resolved in accordance with the terms of the Plan in all respects. With respect to any ambiguities in this Award Agreement or any matters as to which this Award Agreement is silent, the Plan shall govern.

b.Governing Law; Disputes. The Plan and this Award Agreement are to be governed, construed, and administered in accordance with the laws of the State of Nevada, without regard to otherwise governing conflict of laws principles. Any dispute or controversy arising under, out of, or in connection with this Award Agreement shall be finally determined and settled by binding arbitration in the County and State in which the Company office which is assigned by the Company’s Human Resources Department as Participant’s home office, in accordance with the rules and procedures of the American Arbitration Association, and judgment upon the Performance Award may be entered in any court having jurisdiction. In such arbitration, each party shall bear its own costs and fees, including attorneys’ and accountants’ fees and costs. TO THE EXTENT PERMITTED BY LAW, THE PARTICIPANT KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY AGREES TO, AND HEREBY DOES, WAIVE THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION, CAUSE OF ACTION, CLAIM, PROCEEDING, OR COUNTERCLAIM BASED ON THIS AWARD AGREEMENT OR ARISING OUT OF, UNDER, OR RELATING TO THIS AWARD AGREEMENT; AND/OR BASED ON ANY ALLEGED ACTION, INACTION, OR OMISSION RELATED TO THIS AWARD AGREEMENT.

c.Administration; Interpretation. In accordance with the Plan and this Award Agreement, the Committee shall have full discretionary authority to administer the Performance Award, including discretionary authority to interpret and construe any and all provisions relating to the Performance Award. The decisions of the Committee shall be final, binding, and conclusive on all parties. In the event of a conflict between this Award Agreement and the Plan, the terms of the Plan shall prevail.

d.Entire Agreement. This Award Agreement, together with the Plan, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and therein and merges all prior discussions between the parties.

e.Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

f.Successors and Assigns. The rights and benefits of this Award Agreement shall inure to the benefit of, and be enforceable by, the Company’s successors (including any successor by reason of amalgamation of the Company) and assigns. The rights and obligations of Participant under this Award Agreement may not be assigned, except to Permitted Transferees in accordance with Section 4.a.

g.Injunctive Relief. In addition to any other right of the Company to enforce the terms of this Award Agreement, the Participant hereby consents and agrees that the Company may bring an action or special proceeding in any state or federal court of competent jurisdiction to seek injunctive or other relief to enforce the Participant’s compliance with any restrictive covenant obligations undertaken by the Participant in connection with the grant of the Performance Award.

9.Acknowledgement of Receipt and Acceptance. By indicating acceptance of the Performance Award through the Company’s online acceptance procedure you acknowledge that: (a) you have received, and understand and agree to the terms of, this Award Agreement and the Plan (including any exhibits to each document); (b) you accept the Performance Award on the terms and conditions set forth in this Award Agreement and the Plan (including any exhibits to each document); and (c) this Award Agreement and the Plan (including any exhibits to each document) set forth the entire understanding between you and the Company regarding the rights to acquire the PSUs subject to this Performance Award and supersede all prior oral and written agreements with respect thereto. Any Performance Award not accepted through the Company’s online acceptance procedure, within 60 days of grant, shall be forfeited.

Attachments:Appendix A – Notice of Grant

Appendix B – Section 83(b) Election Form (provided separately)

Appendix C – Irrevocable Stock Power (provided separately)